UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2016

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Littlefield Ave. South San Francisco, California (Address of principal executive offices)	94080 (Zip Code)

(650) 266–8674

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 29, 2016, Catalyst Biosciences, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that the minimum bid price of the Company's common stock has been below $1.00 per share for 30 consecutive business days and that the Company therefore is not in compliance with the minimum bid price requirement for Continued Listing set forth in Marketplace Rule 5550(a)(2). The notification of noncompliance has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Capital Market.

The Company has been provided 180 calendar days, or until May 30, 2017, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day grace period. At the end of this period, the Company may be eligible for additional time to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

If the Company does not regain compliance by May 30, 2017, or if the Company is not granted an extension of additional time to regain compliance, Nasdaq will notify the Company that its securities will be subject to delisting. The Company may appeal Nasdaq’s determination to delist its securities to a Hearings Panel. During any appeal process, shares of the Company’s common stock would continue to trade on the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date:	December 2, 2016	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer